Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Pilgrim’s Pride Corporation for the registration of common stock subscription rights to purchase up to 44,444,444 shares of common stock, subject to adjustment for fractional shares, and to the incorporation by reference therein of our reports dated February 11, 2011, except for Note 23, as to which the date is August 19, 2011, with respect to the consolidated financial statements and schedule of Pilgrim’s Pride Corporation for the fiscal year ended December 26, 2010 included on Form 8-K dated August 19, 2011, and the effectiveness of internal control over financial reporting of Pilgrim’s Pride Corporation included in its Annual Report (Form 10-K) for the fiscal year ended December 26, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

December 16, 2011